GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3962
Dated November 21, 2002	Dated December 2, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: December 2, 2003

Settlement Date (Original Issue Date): December 5, 2003

Maturity Date: December 5, 2007

Principal Amount (in Specified Currency): US$ 400,000,000

Price to Public (Issue Price): 99.841%

Agent's Discount or Commission: 0.300%

Net Proceeds to Issuer: US$ 398,164,000

Interest Rate Per Annum: 3.50%

Interest Payment Date(s):

X June 5th and December 5th of each year commencing June 5, 2004 and ending on the Maturity Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
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Pricing Supplement No. 3962
Dated December 2, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

CUSIP No.: 36962GE83

ISIN: US 36962 GE834

Common Code: 018215578

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

(Fixed Rate)
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Pricing Supplement No. 3962
Dated December 2, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Recent Events.

On November 18, 2003, General Electric Company ("GE") issued a press release announcing its intention to pursue an initial public offering ("IPO") of a new company named Genworth Financial, Inc. ("Genworth") that will comprise most of its life and mortgage insurance operations. GE expects to file a registration statement with the U.S. Securities and Exchange Commission in the first half of January 2004 and complete the IPO in the first half of 2004, subject to market conditions and receipt of various regulatory approvals.

GE plans to sell approximately 30% of the equity of the new company in the IPO, and expects, subject to market conditions, to reduce its ownership position over the next three years as Genworth transitions to being a fully independent company. The amount GE will receive in the IPO will depend on market conditions and on other factors. GE intends to use the proceeds to invest in growth initiatives and reduce "parent-support debt" at GE Capital.

General.

At September 30, 2003 the Company had outstanding indebtedness totaling $272.262 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2003 excluding subordinated notes payable after one year was equal to $271.179 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months ended September 30, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.
(Fixed Rate)
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Pricing Supplement No. 3962
Dated December 2, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.841% of the aggregate principal amount less an underwriting discount equal to 0.300% of the principal amount of the Notes.

Institution	Commitment
Utendahl Capital Group, LLC	$106,666,667
The Williams Capital Group, L.P.	106,666,667
Blaylock & Partners, L.P.	106,666,666
Deutsche Bank Securities Inc.	40,000,000
Guzman & Company	8,000,000
Loop Capital Markets LLC	8,000,000
Muriel Siebert & Co.	8,000,000
Ormes Capital Markets Inc.	8,000,000
Samuel A. Ramirez & Co. Inc.	8,000,000
Total	$ 400,000,000

In connection with the offering, Utendahl Capital Group, LLC, may utilize its affiliate, Utendahl Capital Partners, L.P., as its agent in the distribution of the notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.